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                                                                  Exhibit 99.1
For Immediate Release:  April 10, 2002
Contact:    Paul Sunu, Chief Financial Officer at (919) 563-8222 or
            Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
April 10, 2002
Mebane, North Carolina

           MADISON RIVER TELEPHONE COMPANY, LLC COMPLETES AGREEMENT
                WITH FORMER SHAREHOLDERS OF COASTAL UTILITIES

Mebane, North Carolina - April 10, 2002 - Madison River Telephone Company, LLC ("MRTC"), the parent company of Madison River Capital, LLC, ("MRCL") today announced the completion of an agreement with the former shareholders of Coastal Utilities, Inc., a Hinesville, Georgia rural ILEC which, among other things, modifies certain provisions of the Coastal Communications, Inc. ("CCI") shareholders agreement that was entered into when CCI acquired Coastal Utilities in March 2000.

The transaction resulted in the former shareholders exchanging all of their Series B stock and 40% of their Series A stock in CCI for 18 million Class A member units in MRTC valued at $1 per unit and three term notes issued by MRTC, in the aggregate principal amount of $20 million, payable over eight years and bearing interest at approximately 8.4%. In addition, CCI redeemed another 30 shares of Series A stock retained by the former shareholders for $1.0 million at the closing of the transaction. Under the terms of the amended shareholders agreement of CCI, the former shareholders have the right to require CCI to redeem their remaining 150 shares of Series A stock in increments not to exceed 30 shares, or an aggregate value of $1.0 million, in any thirteen-month period thereafter beginning May 31, 2003 and ending September 30, 2007.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer of MRTC, stated, "We are pleased with the outcome of our discussions with the former shareholders of Coastal Utilities. This agreement reflects their confidence in the value we are creating and we welcome them as investors in Madison River. Their confidence in us is especially gratifying due to their deep experience and solid ties to the telecommunications industry."

Commenting on the transaction, Tom Ratcliffe, spokesperson for the former shareholders, said, "We are excited to be part of Madison River with their fine management team and enviable track record of success. As a resident of Hinesville, I have seen the great job that Madison River has done in developing Coastal Utilities since they acquired the company a couple of years ago. We look forward to being a part of the investment group along with the affiliates of Madison Dearborn, Goldman Sachs, and Providence Equity and members of management."

After this equity investment, MRTC will have over $230 million in contributed capital. MRTC is the 18th largest telephone company in the United States with over 223,000 connections and operations in Georgia, Alabama, Louisiana, Illinois and North Carolina.

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The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate,"
"plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

   *  competition in the telecommunications industry;
   * the passage of legislation or court decisions adversely affecting the telecommunications industry;
   *  our ability to repay our outstanding indebtedness;
   * our ability to raise additional capital on acceptable terms and on a timely basis; and
   *  the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners, the Bryant Shareholders and members of management.